CONFIRMING STATEMENT
	    This Statement confirms that the undersigned has authorized and designated
David K. Johnson, Frank Hillery, Paula LaPalme and Peter Karol each acting singly, to execute and file on the undersigned's behalf all Forms 3, 4, and 5
(including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Color Kinetics
Incorporated.  The authority of David K. Johnson, Frank Hillery, Paula LaPalme and Peter Karol under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to the undersigned's ownership of or transactions in securities of Color Kinetics Incorporated unless earlier revoked in writing.  The undersigned acknowledges that David K. Johnson,
Frank Hillery, Paula LaPalme and Peter Karol are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities
Exchange Act of 1934.
    This Statement revokes the authority of any person named in any prior confirming statement relating to the undersigned's filing obligations with respect to securities of Color Kinetics Incorporated who is not named herein, and this Statement replaces and supersedes any such prior confirming statement.

Dated: November 20, 2006                 /s/ Noubar Afeyan
                                         Noubar Afeyan